UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 12, 2013

TUESDAY MORNING CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-19658	75-2398532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6250 LBJ Freeway Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)

(972) 387-3562

(Registrant’s telephone number, including area code)

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A (the “Amendment”) updates information disclosed in the Current Report on Form 8-K filed on March 7, 2013 (the “Original Form 8-K”) by Tuesday Morning Corporation (the “Company”), relating to the appointment of R. Michael Rouleau as the Company’s interim Chief Executive Officer (“CEO”).  The sole purpose of this Amendment is to disclose Mr. Rouleau’s compensation arrangement that was approved by the Compensation Committee of the Company’s Board of Directors (the “Board”), and does not affect the accuracy of the information provided in the original Form 8-K filing.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation of Interim Chief Executive Officer

On March 12, 2013, the Compensation Committee of the Board approved Mr. Rouleau’s compensation for the duration of his service as interim CEO of the Company.  Mr. Rouleau will receive the following during his service as interim CEO of the Company:  (i) $10,000 per month (in addition to the amounts he currently receives as a Director of the Company), prorated for any partial month of service and payable on or about the last business day of each month in which Mr. Rouleau serves as interim CEO and (ii) a grant of a stock option to purchase 100,000 shares of the Company’s common stock pursuant to the Company’s 2008 Long-Term Equity Incentive Plan, with an exercise price equal to the fair market value of the Company’s common stock on March 12, 2013, the grant date, and which will fully vest on April 26, 2013, provided that Mr. Rouleau is still serving as interim CEO as of that date.  If Mr. Rouleau is not serving as interim CEO on April 26, 2013, then the stock option will terminate and not vest. The Company will also reimburse Mr. Rouleau for his customary and usual expenses (including travel expenses) that are incurred in connection with his service as interim CEO, in accordance with the Company’s policies with respect to business and expense reimbursement.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUESDAY MORNING CORPORATION

Date: March 15, 2013	By:	/s/ Meredith W. Bjorck
Meredith W. Bjorck
Senior Vice President, General Counsel and Secretary

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